UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  08/11/2005

Technitrol, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-05375

PA	23-1292472
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1210 Northbrook Drive, Suite 470, Trevose, PA 19053
(Address of Principal Executive Offices, Including Zip Code)

(215) 355-2900
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On August 8, 2005, Pulse Electronics (Singapore) Pte. Ltd. a wholly-owned subsidiary of Technitrol, Inc. (the "Purchaser") entered into a Share Purchase Agreement dated as of August 8, 2005 (the "Purchase Agreement") with Filtronic Plc and Filtronic Comtek Oy (collectively, the "Sellers"). Pursuant to the terms of the Purchase Agreement, the Purchaser agreed to purchase from the Sellers one hundred percent (100%) of the issued and outstanding shares in LK Products Oy ("LK"), a limited liability company that is engaged in the business of design, manufacture and sale of electrically small antennas and metal components for radio terminal devices and that has its registered office in and is organized under the laws of Finland. The initial purchase price is EUR 67,000,000 subject to certain adjustments and a contingent purchase price based on LK's revenues for the months ended May 31, 2006. Technitrol Singapore Holdings Pte. Ltd., the direct parent of the Purchaser and another wholly-owned subsidiary of Technitrol, Inc., agreed to guarantee the performance of the Purchaser's obligations under the Purchase Agreement.

The Purchase Agreement contains normal and customary representations, warranties and covenants, including non-compete, non-solicitation and secrecy obligations. The Purchase Agreement provides under certain circumstances for the Purchaser and the Sellers to indemnify each other for breaches of their respective representations, warranties and covenants and for the Sellers to indemnify the Purchaser in connection with various tax, environmental, intellectual property and other matters. Under certain circumstances, the Purchaser or the Sellers may become obligated to pay up to EUR 1,500,000 and EUR 2,500,000, respectively, in connection with a termination of the Purchase Agreement. Completion of the transaction is expected to occur before September 30, 2005 and is subject to normal and customary closing conditions.

Also on August 8, 2005, Technitrol, Inc. entered into a commitment letter dated as of August 8, 2005 (the "Commitment Letter") with Bank of America, N.A. and Banc of America Securities LLC (collectively, "Bank of America"), pursuant to which Bank of America agreed to arrange and syndicate a $200 million five-year revolving credit facility. Under the facility, Technitrol may request an increase in the principal amount to $300 million. The credit facility will be made available for working capital, capital expenditures, acquisitions and other purposes. The credit agreement will contain affirmative and negative covenants customary in facilities of this type and is expected to be executed on or before September 30, 2005, subject to normal and customary closing conditions.

The foregoing summaries of the Purchase Agreement and the Commitment Letter are not complete and are qualified in their entirety by reference to the complete text of the Purchase Agreement and the Commitment Letter which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

10.1 Share Purchase Agreement dated August 8, 2005 among Pulse Electronics (Singapore) Pte. Ltd., Filtronic Plc and Filtronic Comtek Oy (omitted schedules will be furnished to the Securities and Exchange Commission upon request).

10.2 Commitment Letter dated August 8, 2005 among Technitrol, Inc., Bank of America, N.A. and Banc of America Securities LLC.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Technitrol, Inc.

Date: August 11, 2005.	By:	/s/ Drew A. Moyer
Drew A. Moyer
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Share Purchase Agmt
EX-10.2	Commitment Ltr